SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                          (Amendment No.             )

Filed by the Registrant [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]     Confidential, For Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))


                           COLUMBIA LABORATORIES, INC.
                (Name of Registrant as Specified in Its Charter)



                           COLUMBIA LABORATORIES, INC.
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)



Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                           COLUMBIA LABORATORIES, INC.

                            2665 SOUTH BAYSHORE DRIVE
                              MIAMI, FLORIDA 33133
                                 (305) 860-1670

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 29, 1997


To the Stockholders of Columbia Laboratories, Inc.:

         Notice is hereby given that the Annual Meeting of Stockholders ("Annual Meeting") of Columbia Laboratories, Inc. ("Company") will be held at The Hotel Intercontinental, 111 East 48th Street, New York, New York at 10:00 A.M. on September 29, 1997 for the following purposes:

         1. To elect seven directors;

         2. To ratify the appointment of Arthur Andersen LLP as independent certified public accountants for the Company for the year ending December 31, 1997;

         3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

         The board has fixed the close of business on August 18, 1997 as the record date for determination of stockholders who will be entitled to notice of and to vote at the Annual Meeting.



                                     By Order of the Board of Directors




                                     Margaret J. Roell
                                     Secretary

August 25, 1997


         IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                           COLUMBIA LABORATORIES, INC.
                            2665 SOUTH BAYSHORE DRIVE
                              MIAMI, FLORIDA 33133

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 29, 1997

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Columbia Laboratories, Inc. ("Company") of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on September 29, 1997 and at any adjournments thereof ("Annual Meeting"), for the purposes listed in the preceding Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying proxy card are being distributed on or about August 25, 1997, to holders of the Company's Common and Preferred Stock entitled to vote at the Annual Meeting.

         A stockholder giving a proxy has the power to revoke it at any time before it is exercised at the Annual Meeting by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy card bearing a later date, or by appearing at the meeting and voting in person. Shares represented by properly executed proxies will be voted as specified by the stockholder. Unless the stockholder specifies otherwise, such proxies will be voted FOR the election of directors nominated in this Proxy Statement and FOR the ratification of Arthur Andersen LLP as the Company's independent certified public accountants.

         In the event that a quorum is present or represented by proxy at the Annual Meeting, but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the votes cast. The persons named as proxies will vote those proxies which they are entitled to vote FOR any such proposal in favor of such an adjournment.


                                VOTING SECURITIES

         Only holders of the Company's par value $.01 per share ("Common Stock"), Series A Convertible Preferred Stock ("Series A Preferred Stock") and Series B Convertible Preferred Stock ("Series B Preferred Stock"), of record as of the close of business on August 18, 1997, are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. Each share of Series A and Series B Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which it is convertible (12.36 for the Series A Preferred Stock and 20.57 for the Series B Preferred Stock). As of the record date, there were 28,407,069 shares of Common Stock outstanding, 973 shares of Series A Preferred Stock outstanding having voting power equal to 12,026 shares of Common Stock and 1,630 shares of Series B Preferred Stock outstanding having voting power equal to 33,529 shares of Common Stock. The holders of a majority of the outstanding shares of Common Stock and shares of Common Stock into which the Series A and Series B Preferred Stock is convertible, collectively "Shares", shall constitute a quorum.

         A majority of the votes cast by holders of the Shares is required for approval of the proposals, except with respect to the election of directors in which case a plurality of the votes cast is required to elect a director. Abstentions will have the effect of a vote against a proposal. Broker non-votes will have no effect on the vote.

         On August 18, 1997, the last reported sale price of the Company's Common Stock on the American Stock Exchange was $ 16.94.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         At the meeting, seven directors will be elected by the stockholders to serve until the next annual meeting of stockholders or until their successors are elected and qualified. The accompanying form of proxy, when properly executed and returned to the Company, will be voted FOR the election as directors of the seven persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Management has no reason to believe that any of the nominees is unable or unwilling to serve, if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

         The Board of Directors held three meetings (including regular meetings and telephonic meetings) during the year ended December 31, 1996. The Board of Directors has two standing committees. The Audit Committee, consisting of Drs. Kellner and Nachtigall and Messers. Carvais and Strauss met twice during the year ended December 31, 1996. The Audit Committee is responsible for recommending to the Board of Directors the engagement of independent certified public accountants, reviewing the scope of, and the budget for, the annual audit and tax return preparation and reviewing the results of the audit engagement, including the financial statements, with the independent certified public accountants. The Compensation/Stock Option Committee, consisting of Drs. Kellner and Nachtigall and Mr. Strauss, met once during the year ended December 31, 1996. The Compensation/Stock Option Committee is responsible for determining the salaries of senior executives and the granting of options to purchase shares of Common Stock to the Company's employees, directors and consultants. Each of the directors of the Company participated in at least 75% or more of the meetings of the Board of Directors and Committees held during the year ended December 31, 1996.

COMPENSATION OF DIRECTORS

         Directors that are not employees of the Company annually receive options to purchase 10,000 shares of Common Stock for serving on the Board of Directors and options to purchase an additional 1,000 shares of Common Stock for each committee served on. No other fees are paid to the non-employee directors. Employee directors receive no additional compensation for serving on the Board of Directors.

         The following table sets forth certain information concerning each nominee.

         WILLIAM J. BOLOGNA (Age 55) has been a director of the Company since inception and was elected Chairman of the Company's Board of Directors in January 1992. From December 1988 to January 1992, Mr. Bologna served as Vice Chairman of the Company's Board of Directors. In addition, since 1980, he has been Chairman of Bologna & Hackett ("B&H"), an advertising agency specializing in pharmaceutical products which has in the past performed services for various international pharmaceutical companies. Prior to 1980, Mr. Bologna was employed by William Douglas McAdams, Inc., a company engaged in the marketing of pharmaceuticals, in a variety of positions, including Senior Vice President. In 1965, Mr. Bologna received his B.S. in Pharmacy from Fordham University. He received an MBA in Finance from Fordham University in 1971.

         NICHOLAS A. BUONICONTI (Age 56) has been a director of the Company since June 1991 and was elected Vice Chairman and Chief Operating Officer of the Company in April 1992. Mr. Buoniconti, an attorney, is a member of the Massachusetts and Florida Bars. From January 1990 to April 1992, he was a member of the law firm of Nicholas A. Buoniconti, P.A. He held the position of President and Chief Operating Officer of UST, a Fortune 500 company, from May 1987 to December 1989. From 1985 to 1987,

Mr. Buoniconti served as President and Chief Operating Officer of U.S. Tobacco (which changed its name to UST), as well as serving on the Board of Directors from 1978 to 1989. He has served as a member of the Board of Directors of the Miami Project to Cure Paralysis, and is heavily involved in the fund-raising efforts for the Project through the Marc Buoniconti Fund, named for his son. Mr. Buoniconti is a former All-Pro linebacker for the Miami Dolphins. Since 1978, he has co-hosted "Inside the NFL" on the Home Box Office cable network. Mr. Buoniconti is also a director of American Bankers Insurance Co. and The Sports Authority.

         JEAN CARVAIS, M.D. (Age 70) has been a director of the Company since 1996. Since 1984, Dr. Carvais has been an independent consultant in the pharmaceutical industry. Prior to that time, Dr. Carvais was President of The Research Institute of Roger Bellon, S.A., now a division of Rhone-Poulenc Rorer. As such, he was involved in the development of a line of anti-cancer drugs, including Bleomycin and Adriamycin, as well as a new line of antibiotics and quinolones. Following the acquisition of Roger Bellon, S.A., Dr. Carvais became a member of Rhone-Poulene's central research committee which directs the company's worldwide research and development activities. Dr. Carvais is also a director of Imclone Systems Incorporated.

         NORMAN M. MEIER (Age 58) has been President, Chief Executive Officer and a director of the Company since inception. From 1971 to 1977, Mr. Meier was Vice President of Sales and Marketing for Key Pharmaceuticals, Inc., a company which had been engaged in the marketing and sales of pharmaceuticals until its sale to Schering-Plough Corporation in June 1986. From 1977 until June 1986, Mr. Meier served as a consultant to Key Pharmaceuticals, Inc. In 1960, Mr. Meier received his B.S. in Pharmacy from Columbia University. He received his M.S. in Pharmacy Administration from Long Island University in 1964. Mr. Meier is also a director of Universal Heights, Inc.

         IRWIN L. KELLNER (Age 58) has been a director of the Company since May 1988. Since March 1997, Dr. Kellner has been an independent consultant. From 1996 through February 1997, Dr. Kellner was the chief economist for the Chase Manhattan's Regional Bank. From 1991 to 1996, Dr. Kellner held the same position with Chemical and Manufacturers Hanover, Chase's predecessor organizations. Dr. Kellner had been employed by the Bank since 1970. Dr. Kellner, a past president of the Forecasters Club of New York and the New York Association of Business Economists, holds membership, and has held a variety of posts, in several professional associations, including the American Economic Association, American Statistical Association and the National Association of Business Economists. His other board memberships include the Children's AIDS Network, North Shore University Hospital, the Don Monti Memorial Research Foundation and Touro College's Barry Z. Levine School of Health Sciences. Dr. Kellner is also a director of Universal Heights, Inc.

         LILA E. NACHTIGALL, M.D. (Age 63) has been a director of the Company since November 1992. Dr. Nachtigall has been employed by the New York University School of Medicine since 1961. Dr. Nachtigall is currently a Professor of Obstetrics and Gynecology. In addition, Dr. Nachtigall is the Clinic Coordinator of GYN-Endocrine Clinic at Bellevue Hospital and Co-director of the GYN-Endocrine Program and Director of Women's Wellness Division at New York University Medical Center.

         ROBERT C. STRAUSS (Age 56) has been a director of the Company since January 1997. From March to July 1997, Mr. Strauss was President of IVAX Corporation. From 1987 through February 1997, Mr. Strauss was President and Chief Executive Officer of Cordis Corporation, which was acquired by Johnson & Johnson in 1996. From 1983 through 1987, Mr. Cordis was Vice President and Chief Financial Officer of Cordis Corporation. Mr. Strauss is also a director of American Bankers Insurance Co.

                                   PROPOSAL 2

            RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors has appointed the firm of Arthur Andersen LLP as independent certified public accountants to audit the books, records and accounts of the Company and its subsidiaries for the year ending December 31, 1997 and proposes that the stockholders ratify such appointment.

         Arthur Andersen LLP has served as the Company's independent certified public accountants since 1990. Representatives of Arthur Andersen LLP will attend the Annual Meeting to make any statement they consider appropriate and to respond to appropriate questions raised at the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


                         PRINCIPAL HOLDERS OF SECURITIES

         As of August 18, 1997, directors and named executive officers, individually and as a group, beneficially owned Common Stock as follows:

             NAME OF                       SHARES, NATURE OF INTEREST
         BENEFICIAL OWNER            AND PERCENTAGE OF EQUITY SECURITIES (1)
         ----------------            ---------------------------------------

William J. Bologna (2)                  2,458,632               8.5%
Norman M. Meier (3)                     1,375,800               4.8%
Nicholas A. Buoniconti (3)              1,040,000               3.5%
Jean Carvais (3)                           11,000                *
Irwin L. Kellner (3)                      113,500                *
Lila E. Nachtigall (3)                     34,000                *
Robert S. Strauss (3)                       1,000                *
Margaret J. Roell (3)                     160,200                *
Dominique de Ziegler (3)                   95,000                *
Annick Blondeau (3)                        80,000                *
Officers and directors
  as a group (10 people)                5,369,132              17.4%

*        Represents less than 1 percent.

(1) Includes shares issuable upon exercise of both options and warrants which are currently exercisable or which may be acquired within 60 days and shares issuable upon conversion of the Series A and Series B Preferred Stock (12.36 for the Series A Preferred Stock and 20.57 for the Series B Preferred Stock).

(2) Includes 20,570 shares issuable upon conversion of 1,000 shares of Series B Preferred Stock. Includes 550,000 shares issuable upon exercise of options, which are currently exercisable or which may be acquired within 60 days. Includes 198,062 shares beneficially owned by Mr. Bologna's spouse.

(3) Includes shares issuable upon exercise of options, which are currently exercisable or which may be acquired within 60 days, to purchase 550,000 shares with respect to Mr. Meier, 960,000 shares with respect to Mr. Buoniconti, 11,000 shares with respect to Mr. Carvais, 74,000 shares with respect to Dr. Kellner, 34,000 shares with respect to Dr. Nachtigall, 160,000 shares with respect to Ms. Roell, 95,000 shares with respect to Dr. de Ziegler and 80,000 shares with respect to Dr. Blondeau.

         As of August 18, 1997, the following table sets forth information regarding the number and percentage of Common Stock held by all other persons who are known by the Company to beneficially own or exercise voting or dispositive control over 5% or more of the Company's outstanding Common Stock:

                                 NUMBER OF SHARES
         NAME AND ADDRESS       BENEFICIALLY OWNED          PERCENT OF CLASS
         ----------------       ------------------          ----------------
Strome Susskind Investment
  Management, L.P. (1)
100 Wilshire Blvd,
Santa Monica, CA                    2,694,185                     9.5%

(1)      Based on information included on Schedule 13G dated February 13, 1997.


                             EXECUTIVE COMPENSATION

         The tables, graph and descriptive information set forth below are intended to comply with the Securities and Exchange Commission's compensation disclosure requirements applicable to, among other reports and filings, annual proxy statements. This information is being furnished with respect to the Company's Chief Executive Officer ("CEO") and its four other highest paid executive officers for the most recent fiscal year (collectively, the "Executive Officers").

                           SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION       LONG-TERM COMPENSATION
                              -------------------       ----------------------
                                                               SECURITIES
                                                               UNDERLYING
NAME AND PRINCIPAL POSITION   YEAR       SALARY               OPTIONS (1)
---------------------------   ----       ------               -----------
Norman M. Meier               1996        $250,000              150,000
 President and Chief          1995         218,000               50,000
 Executive Officer            1994         180,000              470,000

William J. Bologna            1996         250,000              150,000
 Chairman of the Board        1995         218,000               50,000
                              1994         180,000              470,000

Nicholas A. Buoniconti        1996         200,000                 -
 Vice Chairman and            1995         167,500               50,000
 Chief Operating Officer      1994         135,000              910,000

Margaret J. Roell             1996         135,000               25,000
 Vice President -             1995         120,000               15,000
 Finance & Administration     1994         120,000                 -
 Chief Financial Officer

Dominique de Ziegler          1996         203,500               15,000
  Vice President-             1995         203,500               25,000
  Pharmaceutical              1994         203,500                 -
  Development

                            OPTION GRANTS DURING 1996

                       NUMBER OF    % OF TOTAL
                      SECURITIES      OPTIONS                               GRANT
                      UNDERLYING    GRANTED TO    EXERCISE                  DATE
                        OPTIONS      EMPLOYEES     PRICE   EXPIRATION      PRESENT
NAME                    GRANTED        IN 1996     ($/SH)     DATE         VALUE (1)
----                 ------------     ---------   -------- ----------      ---------
Norman M. Meier           150,000       21%     $8.06        1/8/2006      $688,935

William J. Bologna        150,000       21%     11.13        8/1/2006       902,190

Nicholas A. Buoniconti       -           -        -             -              -

Margaret J. Roell          25,000        4%     12.13       10/2/2006       136,385

Dominique de Ziegler       15,000        2%     12.13       10/2/2006        81,831

 (1) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (i) an exercise price equal to the fair market value of the underlying stock on the date of grant, (ii) an option term of three years, (iii) an interest rate of 6% that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the expected option term, (iv) volatility of 60% calculated using daily stock prices for the one-year period prior to the grant date and
         (v) no annualized dividends paid with respect to a share of Common Stock at the date of grant. The ultimate values of the options will depend on the future price of the Company's Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.

    AGGREGATED OPTION EXERCISES DURING 1996 AND FISCAL YEAR END OPTION VALUES

                                                          NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                             OPTIONS AT                  OPTIONS AT
                    SHARES ACQUIRED        VALUE           DECEMBER 31, 1996           DECEMBER 31, 1996
NAME                  ON EXERCISE        REALIZED     EXERCISABLE UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
----                ---------------      --------     ----------- -------------   ----------- -------------
Norman M. Meier            -             $   -            520,000    150,000    $5,118,900     $966,000

William J. Bologna         -                 -            520,000    150,000     5,118,900      505,500

Nicholas A. Buoniconti     -                 -            960,000       -        9,541,700         -

Margaret J. Roell          -                 -            125,000     35,000     1,117,250      149,250

Dominique de Ziegler       -                 -             65,000     30,000       544,250      170,550

EMPLOYMENT AGREEMENTS

         In January 1996, the Company entered into five-year employment agreements with each of William J. Bologna and Norman M. Meier, to serve as Chairman and President of the Company, respectively. Pursuant to their respective employment agreements, each such employee is entitled to a base salary of $250,000. In addition, each such employee was granted options to purchase 150,000 shares of the Company's Common Stock at exercise prices of $11.13 and $8.06, respectively. Pursuant to the terms of such agreements, each employee has agreed to dedicate his services on a substantially full-time basis and has agreed for the term of his agreement and for two years thereafter not to compete with the Company.

         In April 1992, the Company entered into a five-year employment agreement with Nicholas A. Buoniconti, to serve as Vice Chairman and Chief Operating Officer of the Company. Pursuant to this agreement, Mr. Buoniconti was originally paid an annual salary of $135,000. As of July 1, 1995, Mr. Buoniconti's annual salary was increased to $200,000. As additional compensation, Mr. Buoniconti was granted options to purchase 250,000 and 400,000 shares of the Company's Common Stock at exercise prices of $8.00 and $4.88 per share, respectively, which options vest over five years. Pursuant to the terms of such agreement, Mr. Buoniconti agreed to dedicate his services on a substantially full-time basis and has agreed for the term of his agreement and for two years thereafter not to compete with the Company. During 1994, in connection with Mr. Buoniconti investing $200,000 into the Company, the exercise price of the options was reduced to $4.375.

         In July 1995, the Company entered into a three-year employment agreement with Dominique de Ziegler, to serve as director of research development. Pursuant to this agreement, Dr. de Ziegler is paid an annual salary of $203,500. As additional compensation, Dr. de Ziegler was granted options to purchase 25,000 shares of the Company's Common Stock at an exercise price of $7.25 per share. Pursuant to the terms of such agreement, Dr. de Ziegler agreed to dedicate his services on a substantially full-time basis and has agreed for the term of his agreement and for two years thereafter not to compete with the Company.

         The exercise price of all of the options granted pursuant to the aforementioned employment agreements are based on the closing price of the Company's Common Stock on the American Stock Exchange on the day prior to grant.


COMPENSATION/STOCK OPTION COMMITTEE REPORT

         The principal elements of the Corporation's executive compensation program include base salary, annual incentive compensation and long-term incentive compensation. Historically, as a result of the size and stage of the Company, the Company's compensation policies and practices have been informal and subjective and have not been tied to the Company's financial performance.

         Under the supervision of the Committee, the Company is continuing to develop compensation policies and programs which seek to align closely the financial interests of the Company's senior management with those of the Company and its shareholders. In this regard, during 1993, the Committee engaged Hewitt Associates to make an analysis of competitive compensation levels paid to senior executives and the appropriateness of granting stock options in lieu of other benefits (i.e., cash, pension, profit sharing, etc.). As a result of the study, the Committee recommended a program of compensation for all key employees that places greater emphasis on incentive stock based pay.

         BASE SALARY. The base salaries of each of the named executive officers are as stated in their individual employment contracts. Based on the results of the consultant's study both Mr. Meier's base salary and the aggregate cash salaries of Messrs. Meier, Bologna and Buoniconti were approximately 20% lower than the average salaries of a comparative group of companies. The comparative group of companies represent companies in the pharmaceutical industry with similar revenues, "lives" and profitability to that of the Company. The companies are not the same companies included in the comparative performance graph, as the peer index used in the performance graph includes companies with significantly greater revenues and profitability than that of the Company, therefore, comparisons of executive compensation with these companies would not be meaningful. As a result of the study and the continued progress the Company is making, specifically the signing of the strategic alliance agreement with American Home Products in May 1995, Messrs. Meier and Bologna's annual salaries were increased to $250,000 and Mr. Buoniconti's annual salary was increased to $200,000. No pay raises were received in 1996.

         ANNUAL INCENTIVE COMPENSATION. During 1993, the Company's shareholders approved an Incentive Compensation Plan covering all employees pursuant to which the Company will award an aggregate of 5% of the Company's pretax earnings for any year to designated Company employees. As a result of the net loss in 1996, no amounts were awarded for 1996.

         LONG-TERM INCENTIVE COMPENSATION. Under the 1996 Long-term Incentive Compensation Plan the Committee grants stock options to senior management and certain key employees. The amount of the grants are based on individual performance, including managerial effectiveness, initiative, teamwork and quality control, and are at such amounts as reflect what the Committee believes are necessary to attract, retain and motivate senior management and other key employees and historically have not been tied to the Company's financial performance. Through the grant of stock options, the objective of aligning senior management's long-range interests with those of the Company and its shareholders are met by providing the executive officers with the opportunity to continue to build a meaningful stake in the Company.

         As additional compensation, during 1996, Messrs. Meier and Bologna were each granted options to purchase 150,000 shares of Common Stock at $8.06 and $11.13 per share, respectively, and Ms. Roell and Dr. de Ziegler were granted options to purchase 25,000 shares of Common Stock each at $12.13 per share

                  SECTION 162(M). With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year. The Company believes that options granted pursuant to the 1988 Plan should qualify for a special transition rule which exempts from the deduction limitations of Section 162(m) compensation paid under certain previously approved plans. One such exception (the "Exemption") applies to certain performance-based compensation provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. The Company believes that Stock Options and SARs as well as Restricted Stock awards that constitute Performance Based Awards granted under the 1996 Performance Plan qualify for the Exemption.




                    COMPENSATION AND STOCK OPTION COMMITTEE
                    Dr. Irwin L. Kellner, Chairman , Lila E. Nachtigall, M.D. & Robert S. Strauss

COMPARATIVE PERFORMANCE BY THE COMPANY

         The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total shareholder return on its Common Stock with the cumulative total shareholder return of (i) a broad equity market index, and (ii) a published index or peer group. The following chart compares the Common Stock with (i) the Russell 2000 Index, and (ii) a group of public pharmaceutical companies, and assumes an investment of $100 on January 1, 1992 in each of the Common Stock, the stocks comprising the Russell Index and the stocks of the pharmaceutical companies.



                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
   Columbia Laboratories, Inc., Russell 2000 Index And Value Line Drugs Index
                     (Performance Results Through 12/31/96)


                          [PERFORMANCE GRAPH OMITTED]




                               1991      1992      1993      1994      1995      1996
                               ----      ----      ----      ----      ----      ----
COLUMBIA LABORATORIES, INC.   $100.00   $ 66.18   $ 76.38   $ 60.29   $105.88   $170.59
RUSSELL 2000 INDEX            $100.00   $118.41   $140.80   $138.01   $177.25   $206.48
DRUGS                         $100.00   $ 83.06   $ 70.59   $ 83.11   $132.15   $163.66

Assumes $100 invested at the close of trading 12/91 in Columbia Laboratories, Inc. common stock, Russell 2000 Index, and Drugs. Cumulative total return assumes reinvestment of dividends.

                                                       Source: Value Line, Inc.

Actual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.


(1) The total return for each of the Company's Common Stock, the Russell 2000 Index and the pharmaceutical companies assumes the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock.

(2) The pharmaceutical companies include: American Home Products, Amgen, ALZA Corp., Biogen Inc., Bristol-Myers Squibb, Chiron Corp., Forest Labs, Genetech, Gensia Pharmaceuticals, Genzyme, Glaxo, ICN Pharmaceutical, IVAX Corp., Eli Lilly, Marion Merrell Dow, Merck, Mylan Labs, Novo-Nordisk, Pfizer, Rhone-Poulenc Rorer, Roberts Pharmaceutical, Smith Kline Beecham,
Schering-Plough, Upjohn, Warner-Lambert and Xoma.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During 1993, the Company loaned Messrs. Meier and Bologna, $80,000 and $110,350, respectively. The notes, which bear interest at 10% per annum and are unsecured but with full recourse, are due on or before December 7, 1996. The due dates of these notes have subsequently been extended through December 7, 1999.

         There are no interlocks between the Company and any other companies.


                                     GENERAL

         The Board of Directors of the Company knows of no other matters other than those stated in this Proxy Statement which are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the judgement of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

         The cost of solicitation of proxies, including expenses in connection with the preparation and mailing of this Proxy Statement, will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. ("CIC") to aid in the solicitation of proxies. For their services CIC will receive a fee estimated at $900 plus reimbursement of reasonable out-of-pocket expenses. The Company does not otherwise expect to pay any compensation for the solicitation of proxies, but will reimburse brokers and nominees for their reasonable expenses for sending proxy material to principals and obtaining their proxies. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone or other means of communication.

         THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 (AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION), INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. All such requests should be directed to Margaret J. Roell, Vice President-Finance and Administration, 2665 South Bayshore Drive, Miami, Florida 33133.


                              STOCKHOLDER PROPOSALS

         All proposals of stockholders to be included in the Proxy Statement to be presented at the next Annual Meeting of Stockholders must be received by the Company not later than January 1, 1998.


                                            By Order of the Board of Directors



                                            Margaret J. Roell
                                            Secretary


Date: August 25, 1997

                                                                           PROXY
                          COLUMBIA LABORATORIES, INC.

               ANNUAL MEETING OF STOCKHOLDERS-SEPTEMBER 29, 1997

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                  OF DIRECTORS OF COLUMBIA LABORATORIES, INC.

     The undersigned hereby appoints each of William J. Bologna and Norman M. Meier as Proxies, each with the power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Common Stock $.01 par value per share, or, as the case may be, shares of Series A and Series B Convertible Preferred Stock, $.01 par value per share, of Columbia Laboratories, Inc. (the "Company") held of record by the undersigned on August 18, 1997 at the Annual Meeting of Stockholders to be held on September 29, 1997, or any adjournment or adjournments thereof.

Item 1. ELECTION OF DIRECTORS


    [ ] FOR ALL THE NOMINEES LISTED BELOW        [ ] WITHHOLD AUTHORITY
        (except as marked to the contrary below)     to vote for all nominees listed below.

(INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee's name in the space below.)


William J. Bologna, Nicholas A. Buoniconti, Norman M. Meier, Jean Carvais,
            Irwin L. Kellner, Lila E. Nachtigall, Robert S. Strauss

--------------------------------------------------------------------------------


Item 2. To ratify the selection of Arthur Andersen LLP as the independent public accountants for the fiscal year ending December 31, 1997.


                    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN


     In their discretion, the Proxies are authorized to vote upon other business as may come before the meeting.


                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

                          (CONTINUED FROM OTHER SIDE)


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted FOR Items 1 and 2.


                                               --------------------------------
                                                            (Signature)

                                               --------------------------------
                                                    (Signature if held jointly)

                                               Dated:
                                                    ---------------------------
                                               When shares are held jointly,
                                               each Shareholder named should
                                               sign. If only one signs, his or
                                               her signature will be binding.
                                               When signing as attorney,
                                               executor, administrator, trustee
                                               or guardian, please give full
                                               title as such. If the
                                               Shareholder is a corporation,
                                               the President or Vice President
                                               should sign in his or her own
                                               name, indicating title. If the
                                               Shareholder is a partnership, a
                                               partner should sign in his or
                                               her own name, indicating that he
                                               or she is a "Partner."

           PLEASE MARK, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY
                          USING THE ENVELOPE PROVIDED.